                                                                    FINAL




                            ASSET PURCHASE AGREEMENT

                                  By and Among

                   NASSAU CENTER FOR AMBULATORY SURGERY, INC.,

                       INSIGHT LASER CENTERS N.Y. I, INC.

                                       And

                              STERLING VISION, INC.




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                                TABLE OF CONTENTS


1.    Sale of Non-Article 28 Assets......................................2

2.    Excluded Assets....................................................3

3.    Purchase Price and Assumption of Assumed Liabilities...............4

4.    Representations of NCA.............................................5

5.    Representations of Purchaser.......................................7

6.    Documents to be Delivered at Closing...............................8

7.    Sales, Transfer and Documentary Taxes.............................10

8.    Closing Adjustments...............................................10

9.    Brokers...........................................................10

10.   Books and Records.................................................11

11.   Employees.........................................................11

12.   Indemnification...................................................12


13.   Limitation of Remedies; Covenant Not to Sue ......................15

14.   Further Assurances................................................16

15.   Expenses..........................................................16

16.   Entire Agreement..................................................16

17.   Operation of Center...............................................16

18.   Notice............................................................16

19.   Binding Agreement.................................................18

20.   Trade Name of Center..............................................18

21.   Counterparts......................................................18


                                        i


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22.   Headings..........................................................18

23.   Amendment and Waiver          ....................................18

24.   Governing Law        .............................................18

25.   Waiver of Breach or Violation Not Deemed Continuing...............18

26.   Severability......................................................18

27.   Acknowledgment....................................................18

28.   Confidential Information..........................................18

29.   Legal Fees........................................................19

30.   Equitable Relief .................................................19

31.   Acts and Omissions of the Parties ................................19





                                       ii






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                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement is made and entered into as of May 6, 1998, by and among NASSAU CENTER FOR AMBULATORY SURGERY, INC. (hereinafter referred to as "NCA"), a New York corporation with an office at 450 Endo Boulevard, Garden City, New York 11530, INSIGHT LASER CENTERS N.Y. I, INC. (hereinafter referred to as "Purchaser"), a New York corporation having its principal offices at 1500 Hempstead Turnpike, East Meadow, New York 11554, and STERLING VISION, INC. ("Parent"), a New York corporation with offices at 1500 Hempstead Turnpike, East Meadow, New York 11554. Hereinafter NCA, Purchaser and Parent may be collectively referred to as the "Parties," and individually as a "Party."

                                   WITNESSETH:

     WHEREAS, NCA operates an ambulatory surgical center licensed under Article 28 of the New York State Public Health Law (the "Center") in a portion of the building (the "Building") located at 450 Endo Boulevard, Garden City, New York 11530 (hereinafter referred to as the "Premises"); and

     WHEREAS, NCA desires to sell to Purchaser, and Purchaser desires to purchase from NCA, substantially all of the Non-Article 28 Assets, as hereinafter defined, of NCA (specifically excluding the Excluded Assets, as said term is

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hereinafter defined, including, without limitation, the CON, as hereinafter defined); and

     WHEREAS, Purchaser desires to acquire such Non-Article 28 Assets of NCA and to assume certain liabilities and obligations of NCA, all upon and subject to the terms and conditions hereinafter set forth; and

     WHEREAS, on or about May 5, 1997, Purchaser and Parent, among others, commenced an action in the Supreme Court of the State of New York, County of New York, against NCA, among others, under Index No. 108032/97 and captioned Sterling Vision, Inc. and Insight Laser Centers, Inc., Plaintiffs v. Norman O. Stahl, Nassau Ophthalmic Services, P.C., Nassau Center for Ambulatory Surgery, Inc., Eye Physicians and Surgeons of Hauppauge, P.C. (hereinafter collectively referred to as the "Stahl Defendants"), RGB Medical Ventures, James R. Brower and Chase Reilly (hereinafter collectively referred to as the "RGB Defendants") (the "Sterling Litigation"); and

     WHEREAS, on or about May 23, 1997, Empire Fiscal Management, Inc. commenced an action in the Supreme Court of the State of New York, County of Nassau, against NCA under Index No. 16379-97 and captioned Empire Fiscal Management, Inc. v. Nassau Center for Ambulatory Surgery, Inc. (the "EFM Litigation"); and


     WHEREAS, simultaneously herewith, the Plaintiffs and the Stahl Defendants in the Sterling Litigation, and all parties to the EFM Litigation, desire to fully settle, with no liability among them, and dismiss with prejudice, the Sterling Litigation and the EFM Litigation; and

     WHEREAS, simultaneously herewith Purchaser and Parent are executing and delivering to NCA, understanding that NCA will furnish the same to Summit Technology, Inc. ("Summit") that certain general release, of even date, in favor of Summit, releasing any and all claims of Purchaser and Parent and/or any and all entities controlled by Parent relating to that certain Summit Laser Workstation No. 5056 (collectively, the "Summit Documents"); and

     WHEREAS, pursuant to that certain Purchase Agreement of even date herewith among NCA, and Insight Amsurg Centers, Inc. ("IAC") (the "Article 28 Agreement") and subject to, among other things, approval of the New York State Public Health Council of the New York State Department of Health and other regulatory agencies, and in accordance with the Article 28 Agreement, NCA will sell and deliver to IAC and IAC will purchase from NCA all of NCA's right, title and interest in and to the New York State license to operate the Center including the Certificate of Need therefor ( collectively, the "CON"), and certain other assets of NCA, all as referred to therein (the CON, together with such other assets, hereinafter sometimes collectively referred to as the "Medical Assets").

     NOW, THEREFORE, in consideration of the foregoing recitals as well as the Parties' respective promises, representations, covenants and warranties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

     1.  Sale of Non-Article 28 Assets.

         (a) Subject to, and upon the terms and conditions contained herein, NCA hereby sells, assigns and delivers to Purchaser, free and clear of any and all claims, liens, mortgages, pledges, security interests, charges, rights of others and/or other encumbrances of any kind or nature (collectively, "Liens"), other than the Permitted Liens, as said term is hereinafter defined, and Purchaser hereby purchases and acquires from NCA, all of NCA's right, title and interest in and to, as the same exist on the date hereof, except for the Excluded Assets, the tangible and intangible assets of the Center and the business thereof, as well as all computer software licenses, to the extent assignable, properties and rights of NCA, wherever located and whether or not reflected on NCA's books and records, relating to the Center, including, without limitation, all of the Center's accounts receivable, furniture, fixtures, equipment, inventory, supplies, stationary and printing materials, tools, spare parts, instruments, records and those assets described on Schedule 1(a) annexed hereto and made a part hereof (collectively, the "Non-Article 28 Assets"), regardless of whether such interest is proprietary in nature or leased, all as indicated on Schedule 1(a) hereto.

         (b) EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, ALL OF THE NON-ARTICLE 28 ASSETS SOLD, ASSIGNED AND DELIVERED BY NCA AND ACQUIRED BY PURCHASER HEREUNDER ARE IN A "WHERE IS" AND "AS IS" CONDITION INCLUDING, BUT NOT

LIMITED TO, BOTH LATENT AND PATENT DEFECTS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY NCA, AND



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PURCHASER AND PARENT WAIVE ALL SUCH WARRANTIES, OTHER THAN AS SET FORTH
EXPRESSLY IN THIS AGREEMENT, REGARDING THE CONDITION AND USE OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE AND/OR PURPOSE.

         (c) Notwithstanding anything to the contrary contained herein, in the event any Non- Article 28 Asset cannot, by its terms, be transferred by NCA without the consent of a third party, such Non-Article 28 Asset shall not be deemed sold, assigned or delivered hereby unless and until such third party consent is so obtained; provided, however, that the foregoing shall not relieve Purchaser or Parent from its respective obligations pertaining to any and all Assumed Liabilities, as hereinafter defined, and/or any and all other liabilities and/or obligations of Purchaser and/or Parent hereunder and/or under any and/or all Transaction Documents, as hereinafter defined. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's right in, to and/or under the Non-Article 28 Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, NCA, to the maximum extent permitted by law and the Non-Article 28 Asset, shall act after the date hereof as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Non-Article 28 Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

     2. Excluded Assets. Notwithstanding anything contained herein, the following assets (collectively, the "Excluded Assets") are excluded from the term Non-Article 28 Assets:

         (a) All cash assets of NCA including, without limitation, all checking and savings accounts, petty cash, cash on hand, tax pre-payments, refunds and rights thereto, loans receivable from any source whatsoever and the cash value of life insurance;

         (b) All vehicles and personal items, such as professional plaques, books, and personal stationary;

         (c) All assets of NCA's executive or incentive compensation plans, bonus plans, deferred compensation agreements, employee pension, profit sharing, savings or retirement plans, and group life, health or accident insurance or other employee benefit plans, agreements, arrangements or commitments including, without limitation, severance, holiday, vacation, Christmas or other bonus plans maintained by NCA or with respect to which NCA makes or has an obligation to make contributions or under which any present or former officer, director, employee, consultant or agent of NCA is entitled to a benefit, and all of NCA's rights with respect thereto;


         (d) All of NCA's insurance policies (including, but not limited to, malpractice, casualty life, and liability insurance) and prepaid premiums with respect thereto and any agreements with respect to the financing of such prepaid premiums and any and all claims thereunder and proceeds thereof;

         (e)      NCA's corporate seal, minute book and stock book;

         (f) All of NCA's right, title and interest in, to and under this Agreement and any and all instruments, documents, and agreements to which NCA is a party and/or by which any of NCA's assets are bound, other than, and specifically excluding, the equipment leases more particularly described on
Schedule 3(b)(ii) hereto and any computer software licenses set forth thereon, if and to the extent that same is not transferrable pursuant to the express provisions thereof;

         (g)      The Medical Assets; and

         (h) All assets and properties of NCA, if any, more particularly described on Schedule 2(h) annexed hereto.

     3. Purchase Price and Assumption of Assumed Liabilities.

         (a) In consideration of NCA's sale, assignment and delivery of the Non-Article 28 Assets to Purchaser, Purchaser is simultaneously herewith paying to NCA, by wire transfer of immediately available funds, to the account of NCA or its designee, the amount of One Million Five Hundred Ninety Seven Thousand Six Hundred Seventy and 30/100 ($1,597,670.30) Dollars (the "Purchase Price").

         (b) Purchaser and Parent, jointly and severally, hereby assume and agree to pay, perform and discharge, as and when the same shall become due, those liabilities and obligations of NCA, only, described on Schedule 3(b)(i) annexed hereto and made a part hereof, and whether or not the same arose prior to or after the date hereof, together with those liabilities and obligations under the equipment leases and software licenses described on Schedule 3(b)(ii) annexed hereto, but only to the extent liabilities and obligations due under said equipment leases accrue (unless if and to the extent said payments are set forth on Schedule 3(b)(i) hereof) from and after the date hereof (collectively, the "Assumed Liabilities"). Without limiting the generality of the foregoing, all liabilities and obligations described as "Category I" on Schedule 3(b)(i) shall be paid within ninety (90) days of the date hereof. In the event that any Category I liability is not paid in full, Purchaser shall (or Parent shall cause Purchaser to) provide NCA promptly (but in no event beyond said ninety (90) day period) with a statement addressed to NCA from the payee of each such Category I liability stating that said payee releases NCA from all further obligations with respect thereto. Purchaser shall (or Parent shall cause Purchaser to) (but in no event beyond seven (7) days after receipt by the issuing entity thereof), provide NCA with copies of all cancelled checks issued by or on behalf of either party on account of such Assumed Liabilities.

         (c) It is expressly understood and agreed that, other than the Assumed Liabilities, neither Purchaser nor Parent is hereby assuming, and/or agreeing to pay and/or becoming liable for, any obligation and/or liability of NCA.

         (d) The Purchase Price and Assumed Liabilities shall be allocated among the Non-Article 28 Assets acquired hereunder in accordance with Schedule 3(d) hereof. It is agreed that the apportionments set forth on Schedule 3(d) were arrived at by arm's length negotiation and properly reflect the respective fair market value of the Non-Article 28 Assets. NCA and Purchaser each hereby covenant and agree that neither will take a position on any and all tax returns, before any governmental agency charged with the collection of any and all taxes, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 3(d) or Schedule 3(d).

     4. Representations of NCA. NCA represents and warrants to Purchaser that, except as set forth on any Schedule annexed hereto, the following are true and correct, in all material respects, as of the date hereof:

         (a) NCA is duly organized, validly existing and in good standing under the laws of the State of New York, and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. NCA has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.

         (b) Except as otherwise set forth on Schedule 4(b) annexed hereto and made a part hereof, the execution and delivery by NCA of this Agreement and the other documents referred to herein, and the performance by NCA of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, and no further corporate action or approval is required in order to consummate this Agreement and each other document to be executed and delivered pursuant to, and in accordance with, the terms hereof and as contemplated hereby, as valid, binding obligations of NCA, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, and except that no representation is made as to the remedy of specific performance and any other equitable relief, which are each subject to certain equitable defenses and to the discretion of the court before which any proceeding thereof may be brought;

         (c) Except as otherwise set forth on Schedule 4(c) attached hereto and made a part hereof, neither the execution, delivery or performance of the transactions contemplated by this Agreement by NCA nor the consummation of the transactions contemplated hereby by NCA, will (with or without notice or the passage of time, or both) result in: (i) a conflict with, or a breach or violation of, the certificate of incorporation or by-laws of NCA; (ii) the creation of any Lien on any of the Non-Article 28 Assets and/or the Medical Assets; or (iii) a breach or violation of any of the terms or provisions of, or constitute a default pursuant to, or liability under, any material covenant or agreement to which NCA is a party or by which NCA or any of the Non-Article 28 Assets is bound, or any judgment or any law, rule, regulation or ordinance to which NCA or any of the Non-Article 28 Assets is subject; except, however, with respect to: (i) the contracts, service agreements and the like set forth on
Schedule 3(b)(i) hereof; and (ii) the equipment leases and software licenses set forth on Schedule 3(b)(ii) hereof. No governmental or other authorization, approval, order, consent or waiting period that has not been complied with by NCA prior to the date hereof, is or was required in connection with the execution, delivery, and performance of this Agreement, only, by NCA;

         (d) NCA is transferring to Purchaser all of its right, title, and interest in all of the Non- Article 28 Assets, free and clear of all Liens, other than those Liens identified on Exhibit 4(d) attached hereto and made a part hereof (the "Permitted Liens");

         (e) NCA is not in default in its performance, in any material respect, of any of its equipment leases and/or computer software licenses, including but not limited to those described in Schedule 3(b)(ii) and included within the Non-Article 28 Assets to be assigned to the Purchaser; subject, however, to the provisions of Section 1(c) and 6(a) hereof. NCA has not received any notice of default which has not been cured as of the date hereof, under any such equipment lease and/or computer software license, and NCA has paid all payments and rent required to be paid under each of such equipment leases and/or computer software licenses through the date hereof;

         (f) Except as set forth on Schedule 4(f) annexed hereto and made a part hereof, to the best of NCA's knowledge and belief, there is no action, suit, litigation, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, pending or, to the best of NCA's knowledge and belief, threatened, at law or in equity or admiralty, before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, against or affecting the Non-Article 28 Assets, the Center or the transactions contemplated hereby. NCA is not in default, in any material respect, with respect to any order, writ, information or decree of any court or any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality relating to the Center or the Non- Article 28 Assets;

         (g) NCA has fully complied, in all material respects, with, and the Non-Article 28 Assets and the Center are in compliance, in all material respects, with all applicable Federal, state or local laws, ordinances, or regulations, and presently has all material licenses, franchises, permits and other governmental authorizations which are necessary to the operation of the Center as it is being conducted by NCA and NCA has not received any notice or complaint, whether oral or written, alleging any violation of any such laws, ordinances or regulations. NCA has not engaged in, and to the best of NCA's knowledge and belief, there has not been, any dumping, discarding, burying, discharging, releasing, land filling, depositing, storing, use or disposing of any material or substance on or about the Building which is toxic or hazardous or would be treated as "hazardous substances" in accordance with applicable law. There have been no environmental investigations, studies, audits, tests, reviews or other analyses, the purpose of which was to discover, identify or otherwise characterize the condition of the soil, groundwater, air, product quality or presence of asbestos at the Building;

         (h) Except for the Excluded Assets and except as set forth on Schedule 3(b)(ii) annexed hereto, all of the Non-Article 28 Assets are owned by NCA, free and clear of all Liens, other than Permitted Liens;

         (i) All Non-Article 28 Assets which are necessary to the operation of the Center are in compliance with all applicable governmental laws, statutes, rules and regulations;

         (j) The CON is in full force and effect. To the best of NCA's knowledge, there are no agreements between NCA and any third party (other than as set forth in any of the Transaction Documents) that restrict, in any material respect, the use of the Center as an Article 28 Ambulatory Surgery Center;

         (k) Since January 1, 1998, NCA has not sold, transferred and/or disposed of any of its assets and/or properties except in the ordinary course, consistent with past practices; and

         (l) To the best of NCA's knowledge and belief, no representation or warranty of NCA contained in this Agreement or in any of the Schedules annexed hereto, or in any other document, instrument or agreement delivered by or on behalf of NCA to Parent or Purchaser in connection with the consummation of the transactions set forth herein or contemplated hereby, all of which are being executed and delivered simultaneously herewith, contains any untrue statement of a material fact.

     5. Representations of Purchaser. Purchaser and Parent, jointly and severally, each hereby represent and warrant to NCA that the following are true and correct, in all material respects, as of the date hereof:

         (a) Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York, and has the corporate power to own its properties and to carry on its business as presently conducted.

Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York, and has the power and authority to carry on its business as presently conducted. Each of Purchaser and Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

         (b) The execution and delivery by Purchaser and Parent of this Agreement and the other documents referred to herein, and the performance by Purchaser and Parent of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and/or other action;

         (c) This Agreement and the documents referred to herein and to be executed and delivered simultaneously herewith, constitute the legal, valid, binding and enforceable obligations of Purchaser and Parent, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, and except that no representation is made as to the remedy of specific performance and any other equitable relief which are each subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

         (d) Neither the execution or delivery of this Agreement by Purchaser or Parent, as the case may be, nor the consummation of the transactions contemplated hereby by Purchaser or Parent, as the case may be, will (with or without notice or the passage of time, or both) result in: (i) a conflict with, or a breach or violation of the certificate of incorporation or by-laws of Purchaser or Parent, as the case may be; or (ii) a breach or violation of any of the terms or provisions of, or constitute a default pursuant to, any material contract or agreement to which Purchaser or Parent, as the case may be, is a party or by which any is bound, or any judgment or any law, rule, regulation or ordinance to which any of them are subject. No governmental authorization, approval, order, consent or waiting period that has not been complied with, is or was required in connection with the execution, delivery and performance of this Agreement by Purchaser and Parent; and

         (e) PURCHASER HAS INDEPENDENTLY EXAMINED, TO ITS SATISFACTION, THE VALUE OF THE NON-ARTICLE 28 ASSETS AND IS ACQUIRING SAID ASSETS "WHERE IS" AND "AS IS" ON THE DATE HEREOF, SOLELY UPON PURCHASER'S INDEPENDENT EXAMINATION, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER FROM NCA AS TO THE VALUE, CONDITION AND/OR MERCHANTABILITY OF ANY OF SAID ASSETS, EXCEPT AS OTHERWISE STATED HEREIN. PURCHASER AGREES THAT, FOLLOWING THE DATE HEREOF, NCA SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY TO PURCHASER OR PARENT RELATED TO THE CONDITION OF THE ASSETS CONVEYED HEREUNDER, EXCEPT FOR A BREACH OF NCA'S COVENANTS, UNDERTAKINGS, REPRESENTATIONS AND/OR WARRANTIES UNDER THIS AGREEMENT.

         (f) To the best of Purchaser's and Parent's knowledge and belief, no representation or warranty of Purchaser and/or Parent contained in this Agreement or in any Schedules annexed hereto, or in any other document, instrument or agreement delivered by or on behalf of Purchaser and/or Parent in connection with the consummation of the transactions set forth herein or contemplated hereby, all of which are being executed and delivered simultaneously herewith, contains any untrue statement of a material fact.

     6. Documents to be Delivered at Closing:

         (a) Documents to be Delivered by NCA. Contemporaneously herewith, NCA is executing and delivering or causing to be executed and delivered to Purchaser the following, it being understood that, subject to the provisions of Section 1(c) hereof, in the event any contract, lease, permit, approval and/or other intangible asset of NCA is not, by its terms, assignable without the prior written consent of a third party, such contract, lease, permit, approval and/or other intangible assets shall not be deemed assigned (by NCA to Purchaser) until any such approval has been so obtained:

              (i) That certain Lease of even date between Norman Stahl and Carol Stahl, as co-trustees under Trust Agreement dated November 25, 1991, as amended (the "Stahl Trust") and Purchaser relating to a portion of the premises located at 450 Endo Boulevard, Garden City, New York 11530 (the "Lease");

              (ii) that certain Consulting and Administrative Services Agreement of even date herewith, between NCA and Purchaser (the "Consulting Agreement");

              (iii)      the Article 28 Agreement;

              (iv) that certain Limited Contingent Guarantee of Carol Stahl (the "Limited Guarantee");

              (v) a Good Standing Certificate of NCA of recent date from the Secretary of State of the State of New York;

              (vi) a General Release, executed by the Stahl Defendants in favor of all of the plaintiffs in the Sterling Litigation and EMF Litigation, respectively;

              (vii) a Certificate of the President or the Secretary of NCA, certifying that all corporate actions necessary to authorize NCA's execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby, have been taken, attached to which Certificate is a copy of the resolutions of the Board of Directors of NCA authorizing such actions; and

              (viii) Copies of all consents, authorizations, orders or approvals of, and filings with, any Federal, state or local governmental agency, board or other regulatory body which are required for, or in connection with, the execution, delivery and performance of this Agreement by NCA and the consummation of the transactions contemplated hereby.

         (b) Documents to be Delivered by Purchaser and/or Parent. Contemporaneously herewith, Purchaser and/or Parent, as the case may be, are executing and delivering, or causing to be executed and delivered, to NCA, the following:

              (i)     the Lease;

              (ii)    the Consulting Agreement;

              (iii)   the Article 28 Agreement;

              (iv) that certain Guaranty, of even date herewith, of Purchaser's obligations under this Agreement, made by Parent in favor of NCA;

              (v) that certain Security Agreement, of even date herewith, between NCA and Purchaser;

              (vi) Stipulation of Discontinuance with prejudice with regard to the Sterling Litigation and EFM Litigation;

              (vii) General Release to be executed by Purchaser, Parent and all other Plaintiffs with regard to the Sterling Litigation and Empire Fiscal Management and Charles Raab, in favor of the Stahl Defendants, in the Sterling Litigation and in the EFM litigation respectively;

              (viii)  Sales Tax Return and Payment;

              (ix)    The Summit Documents;

              (x) a Certificate of the Secretary of Purchaser, certifying that all corporate actions necessary to authorize Purchaser's execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby, have been taken, attached to which is a copy of the resolutions of the Board of Directors authorizing such actions;

              (xi) a Certificate of the Secretary of Parent, certifying that all corporate actions necessary to authorize Parent's execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereby, have been taken, attached to which is a copy of the resolutions of the Board of Directors authorizing such actions;


              (xii) Copies of all consents, authorizations, orders or approvals of, and filings with, any Federal, state or local governmental agency, board or other regulatory body which are required for, or in connection with, the execution, delivery and performance of this Agreement by Purchaser and/or Parent and the consummation of the transactions contemplated hereby; and

              (xiii) a Good Standing Certificate of recent date of each of Purchaser and Parent, issued by the Secretary of State of the State of New York.

     7. Sales, Transfer and Documentary Taxes. Purchaser shall pay all federal, state and local sales, documentary and other such transfer taxes, if any, due as a result of the sale of Non-Article 28 Assets to Purchaser, and Purchaser's acquisition of the Non-Article 28 Assets in accordance herewith, whether imposed by law on NCA, Purchaser or Parent; and Purchaser and Parent, jointly and severally, shall indemnify, reimburse and hold harmless NCA in respect of Purchaser's and/or Parent's liability for payment of, or failure to pay, any such taxes or the filing of, or failure to file, any reports required to be filed by Purchaser and/or Parent in connection therewith.

     8. Closing Adjustments. To the extent possible, the parties shall, on the date hereof, make such adjustments as may be necessary for the allocation of customary closing adjustments including, but not limited to, prepaid equipment lease rents, prepaid utilities, other prepaid expenses and the like, it being specifically understood that the Purchaser will not be assuming any accrued and unpaid salary, vacation pay, sick pay and the like, with respect to the employees of NCA. The Parties agree that, if not practicable to do so on the date hereof, such adjustments shall be made through post closing adjustments.

     9. Brokers. The Parties acknowledge that there was no broker involved in this transaction.

     10.      Books and Records.

         (a) Included within the Non-Article 28 Assets are all records, documents, bills, invoices, statements, ledger cards and other documents, records and files having to do with the operation of the Center (excluding, however, NCA's minute and stock records and its medical records) including, but not limited to, records relating to billing, government and third-party programs (collectively "NCA's Records"), wherever located. Purchaser undertakes and agrees, at its own costs and expense, to keep and maintain the same at the Premises for the joint use of NCA and Purchaser, and to allow NCA to have reasonable access thereto during usual business hours on usual business days. NCA shall be entitled to make extracts therefrom and copies thereof of any of the same at NCA's own cost and expense, provided, however, that NCA does not materially disrupt the operation of Purchaser's business. Purchaser agrees to use NCA's Records only in accordance with applicable law and to maintain any required confidentiality with respect thereto.


         (b) After six (6) years from the date hereof, Purchaser may destroy or store NCA's Records provided it shall first give reasonable (but in no event less than thirty (30) days) prior written notice thereof to NCA, which may, at its option, elect to remove copies of the same from the said Premises and keep them in its own possession or otherwise dispose of them.

     11. Employees.

         (a) It is specifically agreed that NCA is responsible for all obligations to its former and current employees or any representative of those employees arising out of, or in connection with, the employment relationship, the severance of the employment relationship or any obligation NCA may have to any representative of those employees. Purchaser shall have no obligation to any former or current employee of NCA to employ any such employee or, in any manner, be responsible for the payment of any compensation, severance and/or termination pay, etc., relating to any employee of NCA, except if and to the extent disclosed on Schedule 3(b)(i) hereof (and, accordingly, assumed by Purchaser and Parent hereunder), or due to any union or other labor organization. In the event that Purchaser or either Parent shall elect to employ any of NCA's employees after the date hereof, to any of which employment NCA hereby expressly consents, Purchaser shall be responsible for all salary and other compensation solely to the extent that the same accrues and becomes payable to such employee as of the date of hire by Purchaser from and after the date hereof (unless such obligation is an Assumed Liability in which case it shall be paid as provided above).

         (b) Purchaser shall not assume any liability or obligation whatsoever under any pension or retirement plans or any employee welfare plan maintained by NCA. Any obligations of NCA thereunder (including, but not limited to, any liability or obligation under or relating to the Employee Retirement Income Security Act of 1974, as amended, or the Multi-Employer Pension Plan Amendments Act of 1980) shall remain the obligations of NCA, as the case may be, after the date hereof. Neither Purchaser nor Parent assumes any liability for any employment-related claim of an employee relating to the employment of such employee by NCA. NCA shall retain liability for any and all claims under its welfare benefit plans or policies with respect to the employment by NCA of its employees (including any liability for accrued vacation and other benefits in accordance with NCA's policies).

     12.      Indemnification.

         (a) NCA and NCA's successors and assigns but, except as otherwise set forth in Subsection (g) herein, none of its or their respective officers, directors, shareholders (including, without limitation, the estate of Dr. Norman
O. Stahl (the "Stahl Estate") and those individuals beneficially interested therein), employees, agents, transferees, affiliates and/or relatives of any of the foregoing (each of the foregoing parties hereinafter referred to individually as a "Seller Affiliate" and, collectively, the "Seller Affiliates") shall indemnify, defend and hold harmless Purchaser and Parent, from and against any and all losses, claims, liabilities, damages, costs, fees and expenses, including, without limitation, reasonable attorneys' fees and disbursements, of every kind and description, inchoate or otherwise (collectively, "Losses") suffered or incurred by Purchaser or Parent resulting from, relating to, or incident to: (i) a breach by NCA of any representation or warranty contained in this Agreement; (ii) a failure by NCA to perform and/or comply with any of the terms or provisions of this Agreement on its part to be observed, complied with and/or performed, except if and to the extent such failure to perform or comply with is a result of, or relates to, Purchaser's, Parent's and/or, except and otherwise set forth in Article 31 hereof, any Employee's (as such term is defined in Article 31 of this Agreement) of NCA, act or failure to act, from and after the date hereof, including, but not limited to, a breach by Purchaser and/or Parent of any of the provisions of the Consulting Agreement; (iii) any and all liabilities of the Center and/or NCA existing as of date hereof that are not Assumed Liabilities; and (iv) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against Parent or Purchaser and/or any of their respective officers, directors, shareholders, employees, agents, and/or affiliates (each a "Purchaser Affiliate" and, collectively, the "Purchaser Affiliates") that relate to the Center, the Non-Article 28 Assets, the Medical Assets and/or the Excluded Assets in which the principal event giving rise thereto occurred prior to the date hereof, except in the case of the Excluded Assets, in which the principal event giving rise thereto may have occurred on or following the date hereof as well; all of the foregoing being hereinafter collectively referred to as "Purchaser Losses." Notwithstanding anything contained in this Agreement to the contrary, neither NCA nor any and all of the Seller Affiliates shall have any obligation to indemnify, and shall have no liability to, Purchaser, Parent and/or any Purchaser Affiliate for any Losses suffered or incurred by Purchaser, Parent and/or any Purchaser Affiliate resulting from, relating to, or incident to, any and all actions, suits, claims and/or proceedings asserted or commenced by or on behalf of any and/or all of the RGB Defendants and/or their respective successors and/or assigns, regardless of whether any of the same arose prior to, on, or following the date hereof, and whether or not the same relates to the Center, the Non-Article 28 Assets, the Excluded Assets and/or the Medical Assets.

         (b) Purchaser and Parent, jointly and severally (but none of the Purchaser Affiliates), shall indemnify, defend and hold harmless NCA from and against any and all Losses, suffered or incurred by NCA resulting from, relating to or incident to: (i) a breach by Purchaser and/or Parent of any representation or warranty contained in this Agreement; (ii) a failure by Purchaser and/or

Parent to perform and/or comply with any of the terms or provisions of this Agreement on their respective parts to be observed, complied with and/or performed; (iii) any and all Assumed Liabilities; (iv) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against NCA and/or any and/or all Seller Affiliates that relate to the Center, the Non-Article 28 Assets, the Medical Assets and/or the Excluded Assets in which the principal event giving rise thereto occurred on or following the date hereof and/or which results from or arises out of any act or omission of Purchaser, Parent and/or any Purchaser Affiliates; and (v) any and all actions, suits, claims and/or proceedings asserted or commenced by or on behalf of any and/or all of the RGB Defendants and/or their respective successors and/or assigns, regardless of whether any of the same arose prior to, on, or following the date hereof, and whether or not the same releases to the Center, the Non-Article 28 Assets, the Excluded Assets and/or the Medical Assets; all of the foregoing being hereinafter collectively referred to as "Seller Losses").

         (c) Notwithstanding anything in this Agreement and/or in any of the instruments, documents and/or agreements referred to in this Agreement and/or therein and/or being executed simultaneously herewith (all such instruments, documents and/or agreements being hereinafter collectively referred to as the "Transaction Documents") to the contrary, as to matters which are subject to claims for indemnification pursuant to Section 12(a) hereof and/or under any of the Transaction Documents, NCA shall not be liable unless and until the aggregate of Purchaser's Losses which are the subject of any such claim(s) for indemnification under this Agreement and/or under any and/or all of the Transaction Documents shall exceed the aggregate sum of Twenty Thousand ($20,000) Dollars. In no event shall the total indemnification and/or any other liability of NCA under this Agreement and/or under any and all of the Transaction Documents (other than the Lease) exceed, in the aggregate, the sum of $1,650,000 inclusive of any and all attorneys' fees and any and all related litigations costs, including, but not limited to, any and all amounts payable pursuant to the provisions of Section 29 hereof.

         (d) Notwithstanding anything else contained in this Agreement to the contrary, it is expressly understood and agreed that the representations and warranties made by each of the Parties hereto shall only survives for a period of one (1) year from the date hereof. Each of the Parties shall be entitled to rely upon the representations and warranties made by the others in this Agreement regardless of any information or knowledge obtained in the course of any investigation or otherwise.

         (e) (i) In the event that Purchaser, Parent and/or any Purchaser Affiliate (each an "Indemnified Purchaser Party" and, collectively, the "Indemnified Purchaser Parties") shall have a claim against NCA hereunder (each a "Purchaser Claim") that does not involve a claim or demand being asserted against or sought to be collected from it (or them) by a third party, the Indemnified Purchaser Party shall : (A) if such Purchaser Claim relates to a breach of a representation and/or warranty made by NCA hereunder, be required to
(x) serve upon NCA a notice of such Purchaser Claim, specifying the nature of such Purchaser Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Purchaser Claim (a "Claim Notice"); and (y) commence formal legal action against NCA, as a result thereof, within a maximum period of twelve (12) months from the date this Agreement, regardless of whether any such Purchaser Claim arose prior to or after such twelve (12) month period; and (B) if such Purchaser

Claim relates to any obligation, covenant and/or undertaking of NCA hereunder, shall be required to (x) serve upon NCA a Claim Notice with respect thereto and
(y) commence formal legal action, as a result thereof, against NCA within a maximum period of eighteen (18) months from the date of this Agreement, regardless of whether any such Purchaser Claim arose prior to or after such eighteen (18) month period, after each of which respective dates any and all rights of each such Indemnified Purchaser Party to obtain indemnification in respect of any and all other Purchaser Claims (that have not been pursued in accordance with either of the provisions of (A) and (B) above), shall expire, be of no further force and/or effect and shall be deemed waived. If NCA shall fail to notify, in writing, the Indemnified Purchaser Party, within thirty (30) days from receipt of a Claim Notice, that it disputes such Purchaser Claim, the amount of such Purchaser Claim shall be conclusively deemed a liability of NCA hereunder.

                  (ii)In the event an Indemnified Purchaser Party shall have a Purchaser Claim that involves a claim or demand being asserted against or sought to be collected from such Indemnified Purchaser Party by a third party, such Indemnified Purchaser Party shall be required to serve upon NCA a Claim Notice with respect to such Purchaser Claim within a maximum period of sixty (60) days after such Indemnified Purchaser Party is apprised of such Purchaser Claim; and if such Purchaser Claim is disputed, (as between NCA and the Indemnified Purchaser Party) by NCA within thirty (30) days after its receipt of any such Claim Notice, commence formal legal action against NCA within a maximum period of eighteen (18) months from the date of this Agreement, regardless of whether any such Purchaser Claim arose prior to or following such eighteen (18) month period, after which date any and all rights of each such Indemnified Purchaser Party to obtain indemnification in respect of any and all other third-party Purchaser Claims (that have not been pursued in accordance with the foregoing) shall expire, be of no further force and/or effect and shall be deemed waived. If NCA does not dispute (as between NCA and the Indemnified Purchaser Party) such Purchaser Claim within thirty (30) days after its receipt of any such Claim Notice, the obligation to indemnify the Indemnified Purchaser Parties with respect thereto, shall be conclusively deemed to be an obligation of NCA and, in such event, NCA shall be required, at its sole cost and expense, to defend such Indemnified Purchaser Parties against such Purchaser Claim with counsel reasonably satisfactory to such Indemnified Purchaser Parties. NCA shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against such Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that the Indemnified Purchaser Party pay any amount of money or give any other consideration), the giving by the claimant or plaintiff to such Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.


                  (iii) With respect to the provisions of Subsections 12(e)(i) and (ii) hereof, it is expressly understood and agreed that the failure of an Indemnified Purchaser Party to comply with the applicable requirements of Subsections 12(e)(i) or (ii) (as the case may be) to deliver a Claim Notice to NCA and (except if such Purchaser Claim is not disputed by NCA within thirty
(30) days of its receipt of any such Purchaser Claim as provided for hereinabove) commence formal legal action (with respect to any such Claim Notice) within the respective time periods set forth therein (and, regardless of whether any such Purchaser Claim arose prior to or after the applicable time period), shall constitute such Indemnified Purchaser Party's waiver of any and all rights and/or remedies with regard to any such Purchaser Claim.

                  (iv) All claims for indemnification by NCA and/or any Seller Affiliate against Purchaser and/or Parent under this Agreement shall be asserted and resolved under the procedures set forth in Subsections (e)(i), (ii) and
(iii) of this Section 12 by substituting in the appropriate place "Seller Losses" for "Purchaser Losses", "Seller Claim" for "Purchaser Claim", "Indemnified Seller Party" for "Indemnified Purchaser Party" , "NCA" and/or "Seller Affiliates" for "Purchaser", "Parent" and/or "Purchaser Affiliates", and "Purchaser and Parent, jointly and severally" for "NCA", and variations of any of the foregoing; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing contained in this Section 12 shall, in any way, restrict NCA's right to make a claim for indemnification against Purchaser and/or Parent as a result of Purchaser's, and/or Parent's failure to pay and/or discharge any of the Assumed Liabilities and/or with regard to any of the matters described in Section 12(b)(iv) and/or (v) hereof, regardless of when asserted.

         (f) It is expressly understood and agreed that the rights and remedies of each of the Parties hereto and of each Purchaser Affiliate and Seller Affiliate under any and all theories of law and/or equity (with respect to the matters contemplated by Sections 12, 13 and 30 of this Agreement) are and shall be limited to those set forth in Sections 12, 13 and 30 hereof.

         (g) Notwithstanding anything to the contrary contained in this Section 12 and/or in Section 13 below, nothing contained herein and/or therein shall be deemed to abrogate, limit and/or otherwise restrict the right of Purchaser, Parent and/or any Purchaser Affiliate from exercising any right and/or remedy that is expressly granted to each of them under the Limited Contingent Guaranty being executed by Carol Stahl simultaneously herewith, subject to the terms, conditions and limitations contained herein and/or therein.

     13.      Limitation of Remedies; Covenant Not to Sue.

         (a) Notwithstanding anything else contained in this Agreement to the contrary, Purchaser's, Parent's and/or each Purchaser Affiliate's sole remedy, in addition to the equitable remedy of specific performance, against NCA, with respect to any and all Purchaser Claims hereunder for Purchaser Losses shall

(except as otherwise set forth in the last sentence of Subsection 12(e)(i) hereof and the second sentence of Subsection 12(e)(ii) hereof, only) not accrue unless and until the entry of a final, binding and non-appealable judgment against NCA in favor of Purchaser, Parent and/or such Purchasers Affiliate with respect to such Purchaser Claim.

         (b) NCA, Purchaser and Parent each hereby acknowledge that it is NCA's intention to distribute, promptly, to the Stahl Estate and/or those beneficially interested therein, all or substantially all of the Purchase Price paid by the Purchaser to NCA for the sale of NCA's Non- Article 28 Assets to the Purchaser in accordance with the terms hereof, and the cash portion of the Purchase Price (as defined in the Article 28 Agreement) paid to NCA pursuant to the terms of the Article 28 Agreement. Purchaser and Parent each hereby acknowledges and agrees that such distribution: (i) shall not be deemed a fraudulent conveyance;
(ii) shall be completely and
unconditionally disregarded in determining whether NCA has breached any of its representations, warranties and/or covenants made by NCA in this Agreement and/or any of the Transaction Documents; provided, however, that, notwithstanding any such distribution, (x) NCA (and Carol Stahl, pursuant to her Limited Contingent Guaranty being executed simultaneously herewith) shall not be relieved of its (and/or her) obligation to perform its (and/or her) covenants set forth in this Agreement and/or in Carol Stahl's Limited Contingent Guaranty; and (y) shall in no way affect the indemnification obligations of Purchaser and/or Parent contained in this Agreement in favor of NCA and/or the Seller Affiliates.

     14. Further Assurances. At any time and from time to time after the date hereof, at any Party's request and without further consideration, the other Party(ies) will promptly execute and deliver all such further documents or perform such acts as may be reasonably required for the more effective implementation of any of the transactions contemplated herein and/or in any of the documents being executed in connection herewith including, but not limited to, Purchaser and Parent's execution and delivery of any and all documents and instruments requested by Summit in connection with Purchaser's and Parent's release of any claims it may have against Summit.

     15. Expenses. Each Party shall pay all of its respective consultants, attorneys and/or accountants' fees and expenses incurred by such Party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     16. Entire Agreement. This Agreement, including the Exhibits and Schedules annexed hereto and all documents executed and delivered in connection herewith, embodies the entire agreement and understanding amongst the Parties hereto and supersedes all prior agreements and understandings, both oral and written, relating to the subject matter hereof, including, without limitation, that certain Closing Escrow Agreement effective as of the 18th day of October, 1996, by and among, Norman O. Stahl (both individually and as Trustee under U/A dated

November 25, 1991), Carol Stahl, Nassau Ophthalmic Services, P.C., Nassau Center for Ambulatory Surgery, P.C., Eye Physicians & Surgeons of Hauppauge, P.C., Refractive & Laser Surgery Associates, P.C., Diverse Services for the Professions, Inc., Eye Designs of Suffolk, Inc., Sterling Vision, Inc., Insight Laser Centers, LLC, Insight Laser Center, Inc. and Certilman Balin Adler & Hyman, LLP and all instruments, documents and agreements referred to therein.

     17. Operation of the Center. From and after the date hereof, NCA shall take no action which would disqualify NCA as the owner and/or operator of the Center or, in any material way, prejudice or delay the approval of the transfer of the CON to IAC; provided, however, that the foregoing shall not be applicable with respect to: (i) any and all delays and/or disqualifications caused and/or resulting from any information and/or report furnished, in good faith, by NCA to any regulatory agency and/or authority requesting the same; or (ii) any transfer of the CON as provided for in Article 17 of the Article 28 Agreement.

     18. Notice. Any notice, consent or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, or sent by a nationally recognized, overnight courier (e.g., Federal Express), certified U.S. Mail, return receipt requested, with all postage and other charges prepaid, and addressed as set forth below:

 For NCA:         Nassau Center for Ambulatory Surgery, Inc.
                  12 Ridge Court
                  Old Brookville, New York 11545
                  Attn.: Adam Stahl

 With a copy to:  Certilman, Balin, Adler & Hyman, LLP
                  90 Merrick Avenue
                  East Meadow, New York 11554
                  Attn.: Steven J. Kuperschmid. Esq.

 and              Epstein Becker & Green
                  250 Park Avenue
                  New York, New York 10177-0077
                  Attn: Joseph L. Hutner, Esq.

 For Purchaser:   Insight Laser Centers N.Y. I, Inc.
                  1500 Hempstead Turnpike
                  East Meadow, New York  11554
                  Attn.: General Counsel

 With a copy to:  McDermott Will & Emery
                  50 Rockefeller Plaza
                  New York, New York 10020
                  Attn.: Brian Hoffman, Esq.

 and              Charles Raab

                  450 Endo Boulevard
                  Garden City, New York 11530

 For Parent       Sterling Vision, Inc.
                  1500 Hempstead Turnpike
                  East Meadow, New York 11554
                  Attn.: General Counsel

 With a copy to:  McDermott Will & Emery
                  50 Rockefeller Plaza
                  New York, New York 10020
                  Attn.: Brian Hoffman, Esq.


     19. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors, assigns, heirs and personal representatives. This Agreement may not be assigned by any Party hereto without the prior written consent of the others. Any such permitted assignment, however, shall not relieve the assigning Party of its liabilities and obligations hereunder.

     20. Trade Name of Center. Nothing contained herein shall limit and/or otherwise restrict Purchaser and/or IAC from changing the trademark of the Center subject, however, to their prior receipt of all necessary regulatory approvals, including, but not limited to, the approval of the New York State Department of Health.

     21. Counterparts. This Agreement may be executed in one or more counterparts, each of which, shall be deemed an original and all of which, when taken together, shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

     22. Headings. The Section headings of this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.

     23. Amendment and Waiver. This Agreement may not be amended, modified or waived, in whole or in part, at any time, except by a writing signed by the Party to be charged.

     24. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK,
EXCLUDING CHOICE OF LAW PRINCIPLES THEREOF.

     25. Waiver of Breach or Violation Not Deemed Continuing. The waiver by any Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation of any provision hereof. No breach or violation of any provision hereof may be waived, except by an agreement, in writing, signed by the waiving Party.

     26. Severability. In the event any provision of this Agreement or any of the attached Exhibits, Schedules or documents to be delivered in connection herewith, should be adjudged invalid, such adjudication shall in no manner affect the other provisions of this Agreement and the Exhibits or Schedules attached hereto or the documents to be delivered in connection herewith, all of which shall remain in full force and effect as if the provision so declared or adjudged to be invalid was not originally a part hereof.

     27. Acknowledgment. The Parties acknowledge and agree that they have read this Agreement and the attached Exhibits and Schedules in their entirety and that they understand and agree to be bound by the terms and conditions as stated therein.

     28. Confidential Information. Each Party agrees that such Party and its representatives at all times hereafter will hold, in a fiduciary capacity and in strict confidence, all information, data and documents received from the other Parties (collectively, "Information") and will not, without the consent of the disclosing Party, use or disclose, directly or indirectly, the Information in any manner whatsoever, in whole or in part. Notwithstanding the foregoing, the obligations under this Section 28 to maintain such confidentiality shall not apply to any Information (a) that is in the public domain at the time furnished by the disclosing Party, (b) that becomes in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or shareholders which constitutes a breach of this Agreement, or (c) that is, in the reasonable opinion of such Party's independent counsel, required by applicable law or a court of competent jurisdiction to be disclosed.

     29. Legal Fees. In the event of any litigation arising our of or relating to this Agreement, or any instrument or document delivered pursuant thereto, the substantially prevailing Party shall be entitled to reasonable attorneys' fees, costs and expenses, including all related litigation costs. Attorneys fees shall include all fees incurred in establishing the entitlement to, and the quantum of, such fees. Likewise included shall be all fees and related litigation costs incurred in connection with all appeals and applications to the initial tribunal and all courts to which appeals are taken.

     30. Equitable Relief. The Parties agree that a remedy at law would be insufficient in the event of any breach or threatened breach of any of the terms, covenants, conditions and/or provisions hereof and/or of any document and/or of any instrument delivered in connection herewith. Accordingly, the aggrieved Party shall be entitled to injunctive relief to compel the breaching Party to perform or refrain from performing any action required or prohibited hereunder and/or thereunder.


     31. Acts and Omissions of the Parties. Notwithstanding anything contained in this Agreement and/or in the Transaction Documents to the contrary, and notwithstanding NCA's obligation to employ and/or engage the Key Management Employees (as said term is defined in the Consulting Agreement) of the Center including, but not limited to, its Administrator and Chief Financial Officer, it is specifically under stood and agreed that any and all acts and/or omissions of such Key Management Employees, as well as any and all acts and/or omissions of any and all other employees of NCA (either engaged by Purchaser on behalf of NCA and/or engaged by NCA at the specific instance and/or request of Purchaser) (collectively, the "Employees"), from and after the date hereof:

                      (i) shall not be deemed, for all purposes, and under this Agreement (including, but not limited to, Article 12 hereof) and/or under any and all Transaction Documents, to be the acts and/or omissions of NCA and/or any Seller Affiliate, except if and to the extent any such Employee has acted and/or failed to act pursuant to the explicit direction and/or authorization of either of Carol Stahl and/or Adam Stahl; and

                      (ii) shall be deemed, for all purposes, and under this Agreement (including, but not limited to, Article 12 hereof) and/or under any and all Transaction Documents, to be the acts and/or omissions of Purchaser, except if and to the extent any such Employee has acted and/or failed to act pursuant to the explicit direction and/or authorization of either Carol Stahl and/or Adam Stahl.

     IN WITNESS WHEREOF, each Party has executed this Agreement as of the date and year first above written.


                                   Insight Laser Centers N.Y. I, Inc.

                              By:
                                   --------------------------------------------
                                   Jerry Lewis, President

                                   Sterling Vision, Inc.

                              By:
                                   --------------------------------------------
                                   Jerry Lewis, President

                                   Nassau Center for Ambulatory Surgery, Inc.

                              By:
                                   --------------------------------------------
                                   Carol Stahl, Vice President